UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

January 17, 2008

Date of Report (Date of earliest event reported)

(Exact name of registrant as specified in its charter)

THE GENLYTE GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-16960	22-2584333

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10350 Ormsby Park Place, Suite 601, Louisville, KY	40223

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	502-420-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 8.01	Other Events.

As previously announced, on November 25, 2007, The Genlyte Group Incorporated, a Delaware corporation (“Genlyte”), entered into an Agreement and Plan of Merger (“Merger Agreement”) with Philips Holding USA Inc. (“Parent”), a Delaware corporation, and Golf Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent is a wholly owned subsidiary of Koninklijke Philips Electronics N.V., a corporation organized under the laws of the Netherlands (“Royal Philips”). Pursuant to the Merger Agreement, Merger Sub commenced a tender offer (“Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of Genlyte (the “Common Shares”), including, if any, the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of September 13, 1999, between Genlyte and The Bank of New York (such rights together with the Common Shares, the “Shares”) at a purchase price of $95.50 per Share in cash, net to the seller, without interest and subject to applicable withholding of taxes.

On January 17, 2008, Royal Philips issued a press release announcing the results of the Offer, which expired at 12:00 midnight, New York City time, on Wednesday, January 16, 2008, and the satisfaction of all of the conditions to the closing of the Offer.

The full text of the press release is filed as Exhibit (a)(2)(F) to the Schedule TO of Merger Sub filed with the SEC on January 17, 2008 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GENLYTE GROUP INCORPORATED
(Registrant)

Dated: January 17, 2008	By:	/s/ Daniel R. Fuller
Name: Daniel R. Fuller
Title: Vice President and General Counsel